EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 3-12043, Form S-8 No. 333-7498 and Form S-3 No. 333-84861) of Pilgrim’s Pride Corporation, and in the related Prospectuses, of our report dated October 29, 2002, except for Note J and the first paragraph of Note C, as to which the date is December 2, 2002, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation included in this Annual Report (Form 10-K) for the year ended September 28, 2002.

ERNST & YOUNG LLP

Dallas, Texas

October 30, 2003